Exhibit 5

(FACE OF SECURITY)

FORM OF GLOBAL SECURITY FOR $[  ] ROYAL BANK OF CANADA
EXCHANGE TRADED NOTES DUE JUNE 20, 2036 LINKED TO THE S&P 500®
TREND ALLOCATOR PR INDEX

This Security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation act or by the U.S. Federal Deposit Insurance Corporation.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ROYAL BANK OF CANADA, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 7 ON THE FACE OF THIS SECURITY.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i)	THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii)	(A) NEITHER THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (B) NEITHER ROYAL BANK OF CANADA NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY ROYAL BANK OF CANADA OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY ROYAL BANK OF CANADA OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

(Face of Security continued on next page)

CUSIP No.: 78011D245
ISIN: US78011D2457

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES G

$[ ] Royal Bank of Canada Exchange Traded Notes due June 20, 2036 Linked to the S&P 500® Trend Allocator PR Index

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount:  $20.00 per Security; $[________] aggregate Principal Amount equal to [________] Securities

Index:  S&P 500® Trend Allocator Price Return Index

Initial Index Level:  706.710, the Index Closing Level on the Initial Trade Date

Initial Trade Date: June 27, 2016

Issuer:  Royal Bank of Canada (the “Bank”)

Denomination:  $20.00 per Security

Interest Rate:  The principal of this Security shall not bear interest.

Coupon Payment:  On each Coupon Payment Date, the Holder of each $20 Principal Amount of this Security shall receive a cash payment equal to the Security Distribution Amount, calculated as of the corresponding Coupon Valuation Date.

Payment at Maturity: The Holder of each $20 Principal Amount of this Security shall receive a cash payment on the Maturity Date that shall be equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, each as of the Final Valuation Date, plus (b) the final Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the Final Valuation Date.  The payment at maturity shall not be less than zero.

Payment Upon Repurchase by the Holder: Prior to the Maturity Date, the Holder may, subject to the procedural requirements in Section 5 hereof, elect to offer all or a portion of the Principal Amount of this Security for repurchase by the Bank during the term of this Security until the Business Day immediately preceding the Final Valuation Date, subject to the repurchase requirements and procedures set forth in Section 5 hereof.  If the Holder fulfills the repurchase requirements and procedures in Section 5 for a Repurchase Date, the Bank shall be obligated to repurchase the Principal Amount of this Security so requested to be repurchased on the Repurchase Date.  The Trading Day immediately succeeding the Business Day on which the Holder delivers a valid repurchase notice to the Bank shall be the Valuation Date applicable to such repurchase, subject to adjustment as provided in Section 3 hereof.  On the Repurchase Date, the Holder will receive the Daily Repurchase Value of this Security.  In addition, the Holder will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to that Coupon Payment has not yet occurred.  RBC Capital Markets, LLC may charge the Holder an additional fee of up to 0.125% times the Daily Repurchase Value for each $20 Principal Amount of this Security (prior to any adjustment for a split or reverse split) for a repurchase of this Security by the Holder.

Payment Upon Repurchase by the Bank:  The Bank will have the right to repurchase this Security in whole but not in part on any Business Day on or after December 30, 2016 to and including June 19, 2036.  To call the Securities for repurchase, the Bank will deliver an irrevocable call notice to The Depository Trust Company (“DTC”) (as the Holder of this Global Security), not less than five Trading Days prior to the Repurchase Date specified in that call notice.  The third Trading Day prior to the Repurchase Date specified in such call notice shall be the Valuation Date applicable to such repurchase, subject to adjustment as provided in Section 3 hereof.

On the Repurchase Date, the Holder of this Security will receive the Call Settlement Value.  In addition, the Holder will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on such Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred.

Calculation Agent:  RBC Capital Markets, LLC

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing:  Nasdaq Global Market

OTHER TERMS

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

The “Annual Investor Fee” is equal to 0.85%.

“Benchmark Index” means the S&P 500® Total Return Index.

A “Business Day” is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

“Call Settlement Value” means a cash payment per $20 Principal Amount of this Security equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the call settlement value be less than zero.

The “Coupon Payment” will be a cash payment equal to the Security Distribution Amount calculated as of the corresponding Coupon Valuation Date and shall be paid to the Holder of each $20 Principal Amount of this Security as of the applicable Coupon Record Date.

A “Coupon Payment Date” shall be the fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date, any Valuation Date corresponding to a Repurchase Date for a repurchase of this Security at the option of the Holder or a repurchase of this Security at the option of the Bank shall be the Maturity Date or the related Repurchase Date, as applicable.  In addition, if a Repurchase Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment shall be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date with respect to a repurchase at the option of the Holder or at the option of the Bank, as applicable, the Ex-Date with respect to such Coupon Payment has not yet occurred.

A “Coupon Period” with respect to each Coupon Valuation Date is the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on the Initial Trade Date) to, and including such Coupon Valuation Date.

The “Coupon Record Date” shall be the ninth scheduled Business Day following the corresponding Coupon Valuation Date with respect to each Coupon Payment Date.

A “Coupon Valuation Date” shall be the 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the Holder or a repurchase of this Security at the option of the Bank, subject to adjustment as provided in Section 3 hereof.

The “Current Investment Fee” as of any date of determination will be equal to the product of (i) $20, (ii) the Index Factor, (iii) the Investment Fee Factor, (iv) the annual investor fee and (v) the number of days elapsed from the prior Coupon Valuation Date, or the Initial Trade Date if during the first Coupon period, to and including the current day divided by 365.

“Daily Repurchase Value” means a cash payment per $20 Principal Amount of this Security equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the Daily Repurchase Value be less than zero.

“Equity Index” means the S&P 500® Price Return Index.

“Equity Index constituent” means any security included in the S&P 500® Total Return Index and the S&P 500® Price Return Index.

An “Exchange Business Day” is any day on which the primary exchange or market for trading this Security is scheduled to be open for trading.

The “Ex-Date”, with respect to a Coupon Payment, shall be the first Exchange Business Day on which this Security trades without the right to receive such Coupon Payment.

Each past “Fee Factor” is equal to (i) one minus (ii) the Annual Investor Fee multiplied by (a) the number of days elapsed from the Coupon Valuation date at the start of the related Coupon Period to and including the Coupon Valuation Date at the end of such Coupon Period, divided by (b) 365.  Such past Fee Factors shall not include periods ending upon the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date for a repurchase of this Security at the option of the Holder or at the option of the Bank as such past Fee Factors are contemplated in the Current Investment Fee.

The “Final Index Level” shall be the Index Closing Level measured on the Final Valuation Date, or the Index Closing Level on any Valuation Date relating to a Repurchase Date for a repurchase at the option of the Holder or at the option of the Bank, in each case as determined by the Calculation Agent.

The “Final Valuation Date” means the Trading Day that falls on June 17, 2036.  If the Final Valuation Date is not a Trading Day, then the Final Valuation Date shall be the next following Trading Day, subject to adjustment as provided in Section 3 hereof.

“Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P Dow Jones Indices LLC.

The “Index Closing Level” means the closing level of the Index on any Trading Day, as published by Bloomberg L.P. (including any successor), under the symbol “SPTRALUP”, subject to adjustment by the Calculation Agent as provided in Section 3 hereof.

The “Index Factor” on any Valuation Date shall be equal to the quotient of the Final Index Level on that Valuation Date divided by the Initial Index Level.

“Index Sponsor” means S&P Dow Jones Indices LLC.

The “Investment Fee Factor,” as of any date of determination, is equal to the product of all past Fee Factors for which the related Coupon Periods have been completed; however, the Investment Fee Factor shall be considered one until the completion of the first Coupon Period.

A “Market Disruption Event” means:

(a)            any suspension or absence of, or material limitation imposed on, trading by the relevant exchange (i) when the Index is tracking the Equity Index, in securities or futures or options contracts that reference (a) Equity Index constituents then comprising 20% or more of the level of the Equity Index or (b) the Equity Index, or (ii) when the Index is tracking the US Federal Funds Effective Rate, in futures or options contracts that reference the US Federal Funds Effective Rate, whether by reason of movements in price exceeding limits permitted by the relevant exchange therefor or otherwise;

(b)            any event (other than an event described in clause (a) above or clause (c) below) that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values (i) when the Index is tracking the Equity Index, for securities or futures or options contracts that reference (a) Equity Index constituents then comprising 20% or more of the level of the Equity Index or (b) the Equity Index, or (ii) when the Index is tracking the US Federal Funds Effective Rate, for futures or options contracts that reference the US Federal Funds Effective Rate, on the relevant exchange therefor, on any other exchange or quotation system;

(c)            the closure on any trading day of the relevant exchange (i) when the Index is tracking the Equity Index, for securities or futures or options contracts that reference (a) Equity Index constituents then comprising 20% or more of the level of the Equity Index or (b) the Equity Index, or (ii) when the Index is tracking the US Federal Funds Effective Rate, for futures or options contracts that reference the US Federal Funds Effective Rate, prior to its scheduled closing time unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange or quotation system on such trading day and (B) the submission deadline for orders to be entered into such exchange or quotation system for execution on such trading day;

(d)            The closing levels of the Benchmark Index or the Equity Index are not published for five consecutive Trading Days; or

(e)            The US Federal Funds Effective Rate is not published for five consecutive Trading Days.

In addition, a determination by the Calculation Agent, in its sole discretion, that any of the Market Disruption Events materially interfered with the ability of the Bank or any of its affiliates to adjust or unwind a material portion of any hedge related to this Security will be deemed to have been a Market Disruption Event.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in an Equity Index constituent is suspended or materially limited at that time, or there occurs an event that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for such security, then the relevant percentage contribution of that security to the level of the Equity Index will be based on a comparison of (a) the portion of the level of the Equity Index attributable to that security relative to (b) the overall level of the Equity Index, in each case immediately before the occurrence of that suspension, limitation or other market disruption, as the case may be.

For purposes of determining whether a Market Disruption Event has occurred or is continuing:

•            a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•            a decision permanently to discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event;

•            limitations pursuant to NYSE Rule 80B (or the rules of any relevant exchange similar to any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension or absence or material limitation of trading;

•            a suspension of trading in futures or options contracts on the Equity Index or the US Federal Funds Effective Rate by the primary exchange or market related to such contract by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or absence or material limitation of trading in futures or options contracts related to the Equity Index or the US Federal Funds Effective Rate; and

•            a suspension or absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Equity Index, the Equity Index constituents or the US Federal Funds Effective Rate are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

The determination of whether any event does or does not constitute a Market Disruption Event will be made solely by the Calculation Agent in its reasonable discretion.

“Maturity Date” means the third Trading Day after the Final Valuation Date, which is scheduled to be June 20, 2036, unless that day is not a Trading Day, in which case the Maturity Date will be the next following Trading Day, subject to adjustment as provided in Section 3 hereof.

The “Multiplier” is 0.0283002, which is equal to the quotient of $20 divided by the Initial Index Level.

A “reference holder” is, as of any date of determination, a hypothetical holder of a number of units of each Equity Index constituent equal to the product of (a) the number of units of such Equity Index constituent as of such date of determination, (b) the Multiplier and (c) the Investment Fee Factor.

The “relevant exchange” means (a) when the Index is tracking the Equity Index, the primary exchange or quotation system for any Equity Index constituent, or futures or option contracts related to any Equity Index constituent, then included in the Equity Index, and (b) when the Index is tracking the US Federal Funds Effective Rate, the primary exchange or quotation system for futures or options contracts that reference the US Federal Funds Effective Rate.

A “Repurchase Date” With respect to a repurchase of this Security by the Holder will be the third Business Day following the related Valuation Date, with the last such Repurchase Date scheduled to be on June 19, 2036.  A Repurchase Date for a repurchase of this Security at the option of the Bank will be the third Trading Day following the relevant Valuation Date.  Any Repurchase Date is subject to postponement as provided in Section 3 hereof.

 “Reuters page” means the display on Thomson Reuters, or any successor service, on page USONFFE=, or any replacement page on that service.

The “Security Distribution Amount” means, as of any Coupon Valuation Date, an amount equal to the gross cash distributions that a “reference holder” would have been entitled to receive in respect of the Equity Index constituents held by such reference holder on the “record date” with respect to such Equity Index constituents, for those cash distributions whose “ex-dividend date” occurs (i) during the Coupon Period with respect to such Coupon Valuation Date and (ii) when the Index is allocated to the Equity Index.  When the Index is allocated to the US Federal Funds Effective Rate, any such gross cash distributions occurring with respect to such ex-dividend date will be deemed to be zero.

A “Trading Day” is a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca and the Nasdaq Stock Market, in each case as determined by the Calculation Agent in its sole discretion.

“US Federal Funds Effective Rate” means the rate for U.S. dollar federal funds as of the relevant Index business day, as that rate is displayed on Reuters page USONFFE=.

A “Valuation Date” means (i) with respect to a Repurchase of this Security at the option of the Holder, the Trading Day immediately succeeding the Business Day on which the Holder delivers a valid repurchase notice to the Bank in accordance with Section 5 hereof, (ii) with respect to a Repurchase of this Security at the option of the Bank, the third Trading Day prior to the Repurchase Date and (iii) with respect to the Maturity Date, the Final Valuation Date.  If any of the applicable Valuation Dates is not a Trading Day, then such Valuation Date or the Final Valuation Date shall be the next following Trading Day, subject to adjustment as provided in Section 3 hereof.

1.	Promise to Pay at Maturity or Upon Early Redemption

Royal Bank of Canada, a corporation duly established under the laws of, and duly licensed as a bank in, Canada (together with its successors and assign, the “Bank”), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Payment upon Repurchase by the Holder” and elsewhere on the face of this Security on the applicable Repurchase Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Bank to repurchase such Holder’s Securities prior to the Maturity Date, (ii) “Payment upon Repurchase by the Bank” and elsewhere on the face of this Security on the applicable Repurchase Date, in the case of any Securities in respect of which the Bank exercises its right to repurchase all Securities prior to the Maturity Date or (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date.

2.	Payment of Interest/Coupon Amount

The principal of this Security shall not bear interest.  For each Security held by the Holder on the applicable Coupon Record Date, the Holder may receive on the corresponding Coupon Payment Date an amount in cash equal to the Security Distribution Amount, calculated as of the corresponding Coupon Valuation Date.  If the amount so calculated is less than zero, the Coupon Payment will be zero.

3.	Discontinuance or Modification of the Index; Market Disruption Event

If the publication of the Index is discontinued and the Index Sponsor or any other person or entity calculates and publishes an Index that the Calculation Agent, after consultation with the Bank, reasonably determines is comparable to the Index and approves as a successor index (any such index, the “successor index”), then the Calculation Agent will determine the level of the Index on the applicable Valuation Date and the amount payable at maturity or upon repurchase of this Security by the Holder or by the Bank by reference to such successor index for the period following the discontinuation of the Index.

If the Index Sponsor discontinues publication of the Index and a successor index is not selected as described above or is no longer published on any date of determination of the level of the Index, the value to be substituted for the Index on that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the Index as described above, the successor index or value will be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.

If the Calculation Agent reasonably determines that the Index, the Equity Index, the US Federal Funds Effective Rate or the method of calculating the Index or any successor index has been changed at any time in any significant respect, whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index, the Equity Index, the US Federal Funds Effective Rate, or is due to any other reason—then the Calculation Agent, after consultation with the Bank, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the Maturity Date or upon repurchase of this Security by the Holder or by the Bank replicates the economic character of the Index.

In the event that the Calculation Agent makes such adjustments to the Index or a successor index, it will accordingly calculate the Index Factor, the Daily Repurchase Value, the Fee Factor, the Investment Fee Factor, the Current Investment Fee, the Coupon Payment, if any, and the payment at maturity, an acceleration of maturity or a repurchase of this Security by the Holder or by the Bank based on the relevant index levels calculated by the Calculation Agent, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

A Valuation Date with respect to a repurchase of this Security at the option of the Holder or at the option of the Bank, including the Final Valuation Date, will be postponed and thus the determination of the Final Index Level will be postponed if the Calculation Agent reasonably determines that, on such Valuation Date, a Market Disruption Event has occurred or is continuing or such day is not a Trading Day.  In that case, that Valuation Date will be postponed to the next Trading Day on which the Calculation Agent determines that no Market Disruption Event occurs or is continuing, unless in respect of such Valuation Date the Calculation Agent determines that a Market Disruption Event occurs or is continuing on each of the six scheduled Trading Days immediately following the scheduled Valuation Date.  In that case, the sixth scheduled Trading Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event.

In the event that a Valuation Date, including the Final Valuation Date, is postponed to the sixth scheduled Trading Day or in accordance with the preceding paragraph, the Calculation Agent will determine the Final Index Level on that deemed Valuation Date or the Final Valuation Date, as applicable, in its sole reasonable discretion.

If a scheduled Valuation Date is postponed due to a Market Disruption Event, the Repurchase Date will also be postponed so that such Repurchase Date occurs on the third Business Day following the Valuation Date as postponed, in the case of a repurchase of this Security at the option of the Holder, or the third Trading Day following the Valuation Date as postponed, in the case of a repurchase of this Security at the option of the Bank.  If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date will also be postponed so that the Maturity Date occurs on the third Trading Day following the Final Valuation Date as so postponed.  Notwithstanding anything to the contrary in this Security, in the event that payment upon a repurchase of this Security (whether at the option of the Holder or of the Bank) or at maturity is deferred pursuant to the previous two sentences, no interest or other amount will accrue or be payable with respect to that deferred payment.

4.	Payment at Maturity or Upon Repurchase

The payment of this Security that becomes due and payable on the Maturity Date or a Repurchase Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Payment Upon Repurchase by the Holder” and “Payment Upon Repurchase by the Bank,” respectively.  The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the payment as determined pursuant to Section 9 hereof.  When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.  References to the payment at maturity or upon repurchase of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security.  This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5.	Procedure for Early Repurchase

(a)                 Repurchase at the Holder’s option.  Prior to the Maturity Date, the Holder may elect to offer all or a portion of the Principal Amount of this Security for repurchase by the Bank on any Business Day during the term of this Security until the Trading Day immediately preceding the Valuation Date for a repurchase of this Security at the option of the Bank or June 13, 2036, as applicable, in a minimum Principal Amount of at least $1,000,000 (50,000 Securities) by following the procedures set forth below:

•	Cause its broker to deliver a completed irrevocable Offer for Repurchase to the Bank by 4:00 p.m., New York City time, on the Business Day immediately preceding the Valuation Date related to the applicable Repurchase Date;

•	Cause its broker to book a delivery vs. payment trade with respect to the Principal Amount of this Security offered for repurchase on such Repurchase Date at a price equal to the applicable Daily Repurchase Value, facing the Bank; and

•	Cause its broker to make its DTC custodian deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date.

Any repurchase instructions received in compliance with the foregoing procedures shall be irrevocable and, upon compliance with the foregoing procedures, the Bank shall be obliged to repurchase the principal amount of this Security so requested to be repurchased on the Repurchase Date.

The Bank will act as paying agent in connection with repurchases at the election of the Holder of this Security and upon such repurchase the Bank shall so advise the Trustee and deliver the Principal Amount of this Security that is so repurchased to the Trustee for cancellation.

(b)                 Repurchase at the Bank’s option.  The Bank will have the right to repurchase this Security in whole but not in part on or after December 30, 2016 to and including June 19, 2036.  To call this Security for repurchase, by the Bank shall deliver an irrevocable call notice to DTC not less than five Trading Days’ prior to the Repurchase Date specified in the call notice.  The Bank will give the Trustee a copy of the irrevocable call notice at the same time that it delivers such notice to DTC.  On or prior to 10:30 a.m. on the Business Day prior to the Repurchase Date, the Bank shall, or shall cause the Calculation Agent, to provide written notice to the Trustee, on which notice the Trustee may conclusively rely, of the Call Settlement Value.

6.	Role of Calculation Agent

RBC Capital Markets, LLC, an affiliate of the Bank, will serve as the Calculation Agent.  The Calculation Agent will, in its reasonable discretion, make all determinations regarding the value of this Security, any Coupon Payment and the amount payable in respect of this Security at maturity or upon repurchase by the Holder or the Bank, including, but not limited to, Market Disruption Events, Business Days, Trading Days, Valuation Dates, Coupon Valuation Dates, Exchange Business Days, the Annual Investor Fee, the Fee Factor, the Investment Fee Factor, the Current Investment Fee, the Daily Repurchase Value, the Index Factor, the default amount upon acceleration, the Initial Index Level, the Final Index Level, the Maturity Date, Repurchase Dates, the Security Distribution Amount and any other calculations or determinations to be made by the Calculation Agent as specified herein.  Absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Holder and the Bank, without any liability on the part of the Calculation Agent.  The Holder will not be entitled to any compensation from the Bank for any loss suffered as a result of any of the above determinations by the Calculation Agent.

All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by the Holder or the Bank or otherwise relating to the level of the Index may be made in the Calculation Agent’s reasonable discretion.  The Calculation Agent shall make all determinations and adjustments such that, to the greatest extent possible, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments.  Insofar as this Security provides for the Calculation Agent to determine the matters specified in the preceding paragraph and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Bank.

7.	Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Bank (in the absence of a change in law or administrative or judicial ruling to the contrary) to treat this Security as a contingent income-bearing derivative contract linked to the Index for all U.S. federal income tax purposes.

8.	Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment will be made to an account designated by the Holder (in writing to the Bank and the Trustee on or before any Repurchase Date relating to a repurchase of this Security at the option of the Holder, any Valuation Date relating to a repurchase of this Security at the option of the Bank or the Final Valuation Date, or not less than ten days prior to the applicable Coupon Payment Date) and acceptable to the Bank or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Bank maintained for that purpose in The City of New York; provided, however, that payment on the Maturity Date or any Repurchase Date shall be made only upon surrender of this Security at such office or agency (unless the Bank waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to determination of the Coupon Amount, the Security Distribution Amount, the Annual Investor Fee, the Fee Factor, the Investment Fee Factor, the Current Investment Fee, the Daily Repurchase Value, and the payment at maturity or repurchase, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate Principal Amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

9.	Default Amount Upon Acceleration of Maturity

In case an Event of Default with respect to this Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the maturity of this Security will be determined by the Calculation Agent and will equal the Daily Repurchase Value determined by the Calculation Agent on the Trading Day immediately preceding the date of acceleration.  That Trading Day will be treated as the Valuation Date for purposes of calculating the Daily Repurchase Value in the event of an acceleration of maturity.

10.	Additional Amounts

All payments on this Security will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires the Bank to deduct or withhold for or on account of taxes from any payment made under or in respect of this Security, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by the Holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the Holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a Holder or of a right to receive payments in respect thereto (a “Payment Recipient”), referred to in this Security as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:

(i)	with which the Bank does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)	which is subject to such taxes by reason of the Holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the Holder’s activity in connection with purchasing this Security, the holding of this Security or the receipt of payments hereunder;

(iii)	which is, or which does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Bank (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) the Bank’s voting shares, or (b) the fair market value of all of the Bank’s issued and outstanding shares);

(iv)	which presents this Security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the Holder would have been entitled to such Additional Amounts on presenting this Security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on this Security means:

(a)	the due date for payment hereof (whether upon a repurchase or at maturity), or

(b)	if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to Holders in accordance with the Indenture;

(v)	who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any third party comply with, any statutory requirements or by making, or requiring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)	who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For purposes of clause (iv) above, if this Security is presented for payment more than 30 days after the relevant date, the Bank shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, the Bank will not have any obligation to pay any Holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of this Security upon a repurchase or at maturity.

The Bank will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  The Bank will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  The Bank will indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (x) any taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to this Security and (y) any taxes levied or imposed and paid by such Holder with respect to any reimbursement under (x) above, but excluding any such taxes on such Holder’s net income or capital.

11.	Split or Reverse Split of the Securities

If the Calculation Agent decides to initiate a split or reverse split, the Calculation Agent will issue a notice to Holders and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split.  The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of this Security accordingly.  Any adjustment of the Principal Amount will be rounded to eight decimal places.

In the case of a reverse split, the Bank reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion.  For example, if this Security undergoes a 1-for-4 reverse split, Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other Holders for the maximum number of Securities they hold that is evenly divisible by four, and the Bank will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by the Calculation Agent in its sole discretion.

The minimum stated principal amount of Securities an investor must offer for repurchase will not change as a result of any split or reverse split of this Security, but the number of Securities corresponding to such minimum stated principal amount will change.

12.	Payment When Offices are Closed

Notwithstanding any provision of this Security or of the Indenture, if, after giving effect to any provision of this Security governing the timing of payment hereunder of the payment at maturity, Daily Repurchase Value, if any, Call Settlement Value, if any, or Coupon Amount, if any, payment of such amount would otherwise be due on this Security on a day (the “Specified Day”) that is not a business day, such amount may be paid (or made available for payment) on the next succeeding business day with the same force and effect as if such amount were paid on the Specified Day.  The provisions of this Section shall apply to this Security in lieu of the provisions of Section 113 of the Indenture.

13.	Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

14.	Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated: June 30, 2016	Royal Bank of Canada

By its agent RBC Capital Markets, LLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 30, 2016

THE BANK OF NEW YORK MELLON,
(as successor to JP Morgan Chase Bank, N.A.)
as Trustee

By:
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of  the Bank (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 23, 2003, the First Supplemental Indenture, dated as of July 21, 2006 and the Second Supplemental Indenture, dated as of February 28, 2007 (together, and as it may be further amended or supplemented from time to time, the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Bank and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof limited in aggregate principal amount to $100,000,000, provided that the Bank may, without the consent of any Holder, at any time and from time to time, increase such principal amount if in the future it determines that it may wish to sell additional Securities of this series.  References herein to “this series” mean the series designated on the face hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form in denominations of $20.00 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Bank or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustee and any agent of the Bank or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.